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                                                                    Exhibit 11.1

                              WILLCOX & GIBBS, INC.
                          Computation of Net Income Per
                       Common and Common Equivalent Share

                  Years ended December 31, 1993, 1992 and 1991

                                 (in thousands)

                               ------------------

                                                                        1993       1992       1991
                                                                      --------   --------   --------
Income (loss) from continuing operations                                $6,890   ($12,402)   ($4,439)
Income from discontinued operations                                      1,517      7,527      6,123
                                                                      --------   --------   --------
Income (loss) before extraordinary charge and cumulative effect of
   accounting change                                                     8,407     (4,875)     1,684
Extraordinary charge                                                         -          -     (1,436)
Cumulative effect of accounting change for income taxes                    660          -          -
                                                                      --------   --------   --------
Income (loss) applicable to primary common and common
   equivalent shares                                                     9,067     (4,875)       248
Interest reduction, net of taxes, upon conversion of Convertible
   Subordinated Debentures                                               1,995      2,100      2,030
                                                                      --------   --------   --------
Income (loss) applicable to fully diluted common shares                $11,062    ($2,775)    $2,278
                                                                      --------   --------   --------
                                                                      --------   --------   --------
Primary shares:
Weighted average number of common shares and common share
   equivalents outstanding during the year:
      Common (net of treasury stock)                                    20,947     14,503     13,573
      Options                                                               23        118        130
      Warrants                                                               -          8          8
                                                                      --------   --------   --------
                                                                        20,970     14,629     13,711
                                                                      --------   --------   --------
                                                                      --------   --------   --------
Fully diluted shares:
Weighted average number of common shares and common share
   equivalents outstanding during the year:
      Common (net of treasury stock)                                    20,947     14,503     13,573
      Options                                                               23        118        130
      Warrants                                                               -          8          8
      Conversion of Subordinated Debentures                              5,225      2,454      2,058
                                                                      --------   --------   --------
                                                                        26,195     17,083     15,769
                                                                      --------   --------   --------
                                                                      --------   --------   --------